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                                                              EXHIBIT 99.B4(c)




                              KEMPER HORIZON FUND

                      WRITTEN INSTRUMENT CHANGING THE NAME
                    OF THE EXISTING SERIES AND ESTABLISHING
                     AND DESIGNATING TWO ADDITIONAL SERIES

                               September 8, 1995

        The undersigned, being the sole trustee of Kemper Horizon Fund (the "Trust"), a business trust organized pursuant to an Agreement and Declaration of Trust dated June 12, 1995, as amended (the "Declaration of Trust"), pursuant to Section 1 of Article III of the Declaration of Trust: (a) does hereby change the name of the sole series of the Trust from the "Initial Portfolio" to the "Horizon 20+ Portfolio" and (b) does hereby establish and designate a second and third series of Shares of the Trust to be known as the "Horizon 10+ Portfolio" and the "Horizon 5 Portfolio," respectively. The relative rights and preferences of each such series shall be as set forth in the Declaration of Trust.

        IN WITNESS WHEREOF, the undersigned has this 8th day September, 1995, signed these presents.


                              /s/ Philip J. Collora
                              ------------------------------------
                              Philip J. Collora, Sole Trustee
                              2734 Lawndale Avenue
                              Evanston, Illinois  60201


The address of the Trust is:
120 South LaSalle Street
Chicago, Illinois  60603